Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222533

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED AUGUST 3, 2020
TO THE PROSPECTUS DATED APRIL 8, 2020

This supplement No. 6 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 6 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan;
•the extension of our second extended public offering;
•the recent share pricing information;
•updates to our cover page, suitability standards, risk factors and subscription agreement; and
•a stockholder letter dated July 24, 2020.

Share Repurchase Plan Status
During the period of July 1, 2020 through July 31, 2020, we redeemed 1,291,135 shares for a total of approximately $15,024,000 pursuant to our share repurchase plan. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from July 1, 2020 through September 30, 2020 are limited to approximately $98,692,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.

Extension of Second Extended Public Offering
On May 5, 2020, our Board of Directors extended our second extended public offering on registration statement Form S-11 (Registration No. 333-222533) (the “Second Extended Public Offering”) for a period of one year, ending the earlier of (i) July 6, 2021 or (ii) the date upon which all of the shares registered for sale pursuant to the Second Extended Public Offering have been sold.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from July 1 to July 31, 2020, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
July 1, 2020	$11.61	$11.63	$11.64	$11.63	$11.61
July 2, 2020	$11.61	$11.63	$11.64	$11.63	$11.62
July 6, 2020	$11.61	$11.63	$11.64	$11.64	$11.62
July 7, 2020	$11.61	$11.63	$11.64	$11.64	$11.62
July 8, 2020	$11.61	$11.63	$11.64	$11.64	$11.62
July 9, 2020	$11.61	$11.63	$11.64	$11.64	$11.62
July 10, 2020	$11.61	$11.63	$11.64	$11.64	$11.62
July 13, 2020	$11.61	$11.64	$11.65	$11.64	$11.63
July 14, 2020	$11.61	$11.64	$11.65	$11.64	$11.63
July 15, 2020	$11.61	$11.64	$11.65	$11.65	$11.63
July 16, 2020	$11.62	$11.64	$11.65	$11.65	$11.63
July 17, 2020	$11.62	$11.64	$11.65	$11.65	$11.63
July 20, 2020	$11.62	$11.64	$11.65	$11.65	$11.63
July 21, 2020	$11.62	$11.64	$11.65	$11.65	$11.63
July 22, 2020	$11.62	$11.64	$11.65	$11.65	$11.63
July 23, 2020	$11.62	$11.65	$11.66	$11.66	$11.64
July 24, 2020	$11.62	$11.65	$11.66	$11.66	$11.64
July 27, 2020	$11.62	$11.65	$11.66	$11.65	$11.64
July 28, 2020	$11.62	$11.65	$11.66	$11.66	$11.64
July 29, 2020	$11.62	$11.65	$11.66	$11.66	$11.64
July 30, 2020	$11.62	$11.65	$11.66	$11.66	$11.64
July 31, 2020	$11.62	$11.64	$11.65	$11.65	$11.63
(1)  Shares of Class D common stock are currently being offered pursuant to a private placement offering.

Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.

Updates to Cover Page, Suitability Standards, Risk Factors and Subscription Agreement

Cover Page
The following paragraph replaces the bolded paragraph just above the Gross Proceeds chart on the cover page in its entirety:
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete, or determined whether the offering can be sold to any or all purchasers in compliance with existing or future suitability or conduct standards. In addition, the Attorney General of the State of New York has not passed upon or endorsed the merits of this offering. Any representation to the contrary is a criminal offense. The use of forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the amount or certainty of any cash benefits or tax consequences which may result from an investment in our common stock.

Suitability Standards
The following supplements the Suitability Standards contained in the Prospectus:
On June 5, 2019, the SEC adopted Regulation Best Interest, which establishes a new standard of conduct for broker-dealers and natural persons who are associated persons of a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that may be interpreted as a higher standard than suitability. Broker-dealers must comply with Regulation Best Interest commencing June 30, 2020. Regulation Best Interest includes the general obligation that broker-dealers shall act in the “best interest” of retail customers in making any recommendation of any securities transaction or investment strategy, without putting the financial or other interests of the broker-dealer ahead of the retail customer. The general obligation can be satisfied by the broker-dealer’s compliance with four specified component obligations: (i) provide certain required disclosure before or at the time of the recommendation, about the recommendation and the relationship between the broker-dealer and the retail customer; (ii) exercise reasonable diligence, care, and skill in making the recommendation; (iii) establish, maintain, and enforce written policies and procedures reasonably designed to address conflicts of interest; and (iv) establish, maintain, and enforce written policies and procedures reasonably designed to achieve compliance with Regulation Best Interest. Like existing suitability obligations, the component obligations of Regulation Best Interest contain a quantitative standard. Such quantitative standard may be more or less restrictive pursuant to Regulation Best Interest than under the suitability standard. In addition, broker-dealers are required to provide retail investors a brief relationship summary, or Form CRS, that summarizes for the investor key information about the broker-dealer. Form CRS is different from this prospectus, which contains information regarding this offering and our company. The impact of Regulation Best Interest on broker-dealers cannot be determined at this time as no administrative or case law exists under Regulation Best Interest and the full scope of its applicability is uncertain.
Risk Factors
The following risk factor supplements the risk factors contained in the Prospectus:
Compliance with the SEC’s Regulation Best Interest by participating broker-dealers may negatively impact our ability to raise capital in this offering, which would harm our ability to achieve our investment objectives.
Commencing June 30, 2020, broker-dealers must comply with Regulation Best Interest, which, among other requirements, establishes a new standard of conduct for broker-dealers and their associated persons when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. The impact of Regulation Best Interest on participating dealers cannot be determined at this time, and it may negatively impact whether participating dealers and their associated persons recommend this offering to certain retail customers. If Regulation Best Interest reduces our ability to raise capital in this offering, it would harm our ability to create a diversified portfolio of investments and ability to achieve our investment objectives.
Subscription Agreement
The following paragraph replaces the first paragraph of section 10 of the subscription agreement in its entirety which is attached to this supplement as Appendix A:
The undersigned confirms by its signature, on behalf of the broker-dealer or RIA, as applicable, that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered or made available a current Prospectus and related supplements, if any, to such investor; (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that, based on the totality of information received from the client, including the financial position, investment objectives and liquidity needs of the client, such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) understand that the sale of shares in accordance with the prospectus is subject to any applicable enhanced standard of conduct, including, but not limited to, the “best interest” standard applicable under Rule 15l-1 under the Securities Exchange Act of 1934. The broker-dealer or RIA, as applicable, agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years.

Stockholder Letter
The prospectus is hereby supplemented with a Stockholder Letter filed as Exhibit 99.1 to Form 8-K with the SEC on July 24, 2020, a copy of which is attached to this supplement as Appendix B.

SUBSCRIPTION AGREEMENT
APPENDIX A
Important information about opening an account:
When you open an account, you must provide your name, address, social security number, date of birth and other information that will allow us to identify you. Jones Lang LaSalle Income Property Trust, Inc. (the “Company”) encourages all prospective investors to consult with their investment advisor/RIA and read the Company’s prospectus, including all supplements and amendments thereto (the “Prospectus”), prior to submitting this form. The Prospectus contains important information regarding the terms, conditions and potential risks associated with an investment in the Company.

1.	INVESTMENT

A. Investment Amount
We do not accept cash, cashier’s checks/official bank checks, starter checks, foreign checks, money orders, third-party checks or traveler’s checks.
$		☐	This is my initial investment (Minimum initial investment is $10,000 for Class A and Class M shares and $1,000,000 for Class A-I and Class M-I shares)

		☐	This is an additional investment ($1,000 minimum for all share classes)

B. Payment will be made via: (Check one)
☐	Enclosed Check (Payable to Jones Lang LaSalle Income Property Trust, Inc.)	☐	Wired Funds

2.	ACCOUNT TYPE
The Company offers for sale Class A, Class M, Class A-I and Class M-I shares. The Prospectus contains additional information regarding these share classes, including the different fees which are payable with respect to each class. Please check the box below to indicate your purchase of Class M-I, M, A-I or A shares.*

☐ Class M-I Shares	☐ Class M Shares	☐ Class A-I Shares	☐ Class A Shares
*Minimum initial investment is $10,000 for Class A and Class M shares and $1,000,000 for Class A-I and Class M-I shares.

☐	Check here if you are a registered representative or an immediate family member of a registered representative and are purchasing shares at NAV.
☐	Check here if you are applying Rights of Accumulation.
Existing Account(s) to be linked

3.	TYPE OF OWNERSHIP Please select one ownership type and attach any applicable documentation.

Non-Qualified Ownership		Qualified Ownership
☐	Individual Ownership - One signature required.	☐	Traditional IRA - Custodian signature required in Section 4E.
☐	Transfer on Death - Form will be sent to account owner to effect designation.	☐	Roth IRA - Custodian Signature required in Section 4E.
☐	Joint Tenants with Rights of Survivorship - All parties must sign.	☐	DCD IRA - Custodian Signature required in Section 4E.
☐	Community Property - All parties must sign.	☐	Name of Executor
☐	Tenants in Common - All parties must sign.	☐	Rollover IRA - Custodian signature required in Section 4E.
☐	Corporate Ownership - Authorized signature required. Include copy of corporate resolution. C-Corp ☐, S-Corp ☐, LLC ☐	☐	Simplified Employee Pension/Trust (SEP)
☐	Partnership Ownership - Authorized signature required. Include copy of partnership agreement.	☐	Pension or Profit-Sharing Plan - Custodian signature required in Section 4E.
☐	Qualified Pension Plan and Profit-Sharing Plan (Non-Custodial)	☐	Partnership Ownership - Authorized signature required. Include copy of partnership agreement.
☐	Estate - Personal representative signature required.	☐	Uniform Gift to Minors Act Custodian signature required in Section 4E.
	Name of Executor	State of	Custodian for

(Include a copy of the court appointment date within 90 days)		☐ Other (Specify)

Trust Accounts Required: Include a copy of the first and last page of the plan, as well as Trustee information.
☐	Taxable Trust - Include a copy of the first and last page of the trust.	☐	Tax-Exempt Trust - Include a copy of the first and last page of the trust.
☐	Other (Specify name of Trustee)

A. Investor

First Name	MI	Last Name		Gender: ☐ Male ☐ Female

Social Security Number / Tax ID Number			Date of Birth		(MM/DD/YYYY)

U.S. Address (No P.O. Boxes Accepted)

City			State	Zip Code

Email Address		☐ U.S. citizen
☐ Resident alien
☐ Nonresident alien

B. Joint Owner/Co-Investor (If applicable)

First Name	MI	Last Name		Gender: ☐ Male ☐ Female

Social Security Number / Tax ID Number			Date of Birth		(MM/DD/YYYY)

U.S. Address (No P.O. Boxes Accepted)

City			State	Zip Code

Email Address		☐ U.S. citizen
☐ Resident alien
☐ Nonresident alien

C. Beneficiary Information (optional)
(Whole % only. Additional Beneficiaries may be added on a separate sheet of paper.)
PRIMARY
First Name	MI	Last Name

SSN	Date of Birth		(MM/DD/YYYY)		%
+

First Name	MI	Last Name			%

SSN	Date of Birth		(MM/DD/YYYY)	=100%

SECONDARY
First Name	MI	Last Name

SSN	Date of Birth		(MM/DD/YYYY)		%
+

First Name	MI	Last Name			%

SSN	Date of Birth		(MM/DD/YYYY)	=100%

D. Trust / Corporation / Partnership / Pension Fund / Other (If applicable)
(Sections 4A and 4B must also be completed with Trustee information if the investment is made on behalf of a Trust.)

Name of Entity

Tax ID Number	Date of Trust	(MM/DD/YYYY)

E. Custodian Information (If applicable - clearing / custodial firm)
(Sections 4A and 4B must also be completed.)
Name of Custodian or Trustee

Address

City	State	Zip Code

Custodian Tax ID#	Custodian/Brokerage Account #

Email Address	Daytime Phone Number

5.	DISTRIBUTION DESIGNATION
Please initial this section to enroll in the Distribution Reinvestment Plan (the “DRIP”) or to designate the form of distributions that you would like to receive.

If no method is initialed, for investors who do not reside in Alabama, Idaho, Kansas, Kentucky, Maryland, North Carolina, Ohio, Vermont and Washington and for Accredited Investors who reside in New Jersey, the Company will, pursuant to the DRIP, automatically reinvest their distributions in additional shares of common stock unless they elect to receive their distributions in cash. Residents of Alabama, Idaho, Kansas, Kentucky, Maryland, North Carolina, Ohio, Vermont and Washington; non-accredited investors who reside in New Jersey; and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan will automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares of our common stock.
Investors who reside in Alabama, Idaho, Kansas, Kentucky, Maryland, North Carolina, Ohio, Vermont and Washington; New Jersey residents who do not meet the definition of “Accredited Investor” under Rule 501 of Regulation D; and clients of certain participating broker-dealers who do not permit automatic enrollment, must elect to participate in the DRIP by initialing that option below.

Please initial one
A.Reinvest distributions pursuant to the DRIP			Initial below
The investor elects to invest distributions in additional shares of the Company pursuant to the terms of the Prospectus and the DRIP described therein. See Section 8 for important additional information.

A.Check mailed to address set forth in Section 4A of this form			Initial below

A.Check mailed to Third-Party/Alternate Address/Custodian

Name/Entity Name/Financial Institution			Initial below

Mailing Address

City	State	Zip Code

Account Number

D. Direct Deposit			Initial below
The investor authorizes the Company or its agent to deposit distributions to the designated bank/brokerage account. This authority will remain in force until the Company is notified in writing to cancel it. In the event that the Company or its agent deposits funds erroneously into the account, they are authorized to debit the account for an amount not to exceed the amount of the erroneous deposit.

6.	BANKING INSTRUCTIONS FOR DIRECT DEPOSITS
All investors utilizing Direct Deposit for distributions must provide banking instructions to the investor’s brokerage account or pre-designated U.S. bank account. All repurchases processed will be electronically delivered to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the investor has made the necessary funds transfer arrangements. Funds electronically delivered by the Company or its agents must be to a U.S. financial institution (ACH network member).

Financial Institution (required) - Name of custodian or brokerage firm

To be completed by Home Office or Clearing Firm

Street

	City	State	Zip Code

☐	Checking (Please include a voided check)		Account Number

☐	Savings (Please include a deposit check)		ABA Routing Number

☐	Brokerage or Other
Electronic funds transfers require the signatures of the bank account owners exactly as they appear on the bank records. Registration of the bank account must be the same as names and signatures on this form.

7.	COST BASIS ELECTION
Internal Revenue Service regulations require security issuers to determine the adjusted cost basis for securities sold or repurchased, the nature of the gain or loss and to report the information on Form 1099-B. Several tax lot relief methods are available to determine the adjusted cost basis; select one of the following options as the tax lot relief method to be used. This election may be changed at any time prior to or at the time of each repurchase.
If no method is selected, the Company will utilize the FIFO method as the default option.
Select one:

☐	FIFO: First in first out method depletes tax lots in the chronological order in which they were acquired.
☐	LIFO: Last in first out method will repurchase newest available shares purchased.
☐	HIFO: Highest cost available shares will be repurchased first.
☐	LOFO: Lowest cost available shares will be repurchased first.
☐	HILT: Long term highest cost available shares will be repurchased first.
☐	HIST: Short term highest cost available shares will be repurchased first.
☐	LILT: Long term lowest cost available shares will be repurchased first.
☐	LIST: Short term lowest cost available shares will be repurchased first.
☐	Specific Identification: Stockholders choose which tax lots they are selling and must specify particular lots to be sold prior to or at the time of each repurchase.

8.	IMPORTANT INVESTOR INFORMATION
All items on this form must be completed in order to process the application. Please note that the Company, its agents and participating broker-dealers are required by law to obtain, verify and record certain personal information obtained to establish this account. We may also ask for other identifying documents or financial information relevant to a suitability assessment. If that information is not provided, we may not be able to open the account.
In order to invest in the Company, we only accept checks drawn from a U.S. bank account or wired funds from a U.S. financial institution (ACH network member). We do not accept money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks or cash.
IMPORTANT INFORMATION FOR INVESTORS IN THE DISTRIBUTION REINVESTMENT PLAN:
If you elect to participate in the Distribution Reinvestment Plan, you are requested to promptly notify the Company in writing if at any time you experience a material change in your financial condition, including the failure to meet the income, net worth and investment concentration standards imposed by your state of residence and as set forth in the Prospectus and this form relating to such investment or can no longer make the representations or warranties set forth in Section 11 of this form. This request in no way shifts the responsibility of the Company’s sponsor, or any other person selling shares on behalf of the Company to you, to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by you.
IMPORTANT INFORMATION FOR INVESTORS PURCHASING SHARES UNDER THE TERMS FOR UNIFORM GIFTS OR TRANSFERS TO MINORS (UGMA / UTMA):
To the extent that shares of the Company are purchased for the benefit of a minor under UGMA /UTMA, the minor will be required to complete a Subscription Eligibility Form and Account Application at the time that he or she becomes of legal age as defined by the law of the minor’s state of residency.

9.	CUSTODIAN SIGNATURE (For Custodian identified in Section 4E, as applicable - clearing/custodial firm)
The undersigned, being the custodian of the IRA being invested in the Company by the investor, hereby accepts and agrees to this subscription.

Name of Authorized Signatory

Signature of Authorized Signatory (clearing/custodian firm must sign)	Date

If the custodian of the IRA being invested in the Company by the investor accepts and agrees to the investor’s election (if applicable) to invest distributions in additional shares of the Company pursuant to the terms of the Prospectus and the DRIP described therein, please initial here.

10.	PARTICIPATING BROKER-DEALER / INVESTMENT ADVISOR OR REGISTERED INVESTMENT ADVISOR (“RIA”) INFORMATION
The undersigned confirms by its signature, on behalf of the broker-dealer or RIA, as applicable, that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered or made available a current Prospectus and related supplements, if any, to such investor; (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that, based on the totality of information received from the client, including the financial position, investment objectives and liquidity needs of the client, such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) understand that the sale of shares in accordance with the prospectus is subject to any applicable enhanced standard of conduct, including, but not limited to, the “best interest” standard applicable under Rule 15l-1 under the Securities Exchange Act of 1934. The broker-dealer or RIA, as applicable, agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years.
The undersigned further represents and certifies on behalf of the broker-dealer or RIA, as applicable, that it has established and implemented an anti-money laundering compliance program (“AML Program”) reasonably designed to identify the client and that in connection with this subscription for shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing AML Program and Customer Identification Program. To the extent permitted by applicable law, the broker-dealer or RIA, as applicable, will share information with the Dealer Manager and the Company for purposes of ascertaining whether a suspicious activity report is warranted with respect to any suspicious transaction involving the purchase or intended purchase of shares of the Offering. Upon request by the Dealer Manager at any time, broker-dealer or RIA, as applicable hereby agrees to (i) furnish a written copy of its AML Program to the Dealer Manager for review, (ii) provide certification to the Dealer Manager that the broker-dealer or RIA, as applicable, has complied with the provisions of its AML Program, and (iii) furnish information regarding the findings and, if applicable, any remedial actions taken in connection with, as applicable, the broker-dealer's or RIA’s most recent testing of its AML Program.
The undersigned further represents and certifies that the investor has granted said broker-dealer or RIA, as applicable, a power of attorney with the authority to execute this subscription agreement on the investor’s behalf, including all required representations.

Continued Section 10...
If applicable, the participating broker-dealer or registered investment advisor/RIA must complete all fields in the appropriate section below. By signing this form, the participating broker-dealer or RIA warrants that he or she is duly registered and may sell shares of the Company in the state designated as the investor’s legal residence, as well as the state in which the sale was made.

Registered Representatives complete this section:
Broker-Dealer		Client Account Number

Registered Representative Name

Registered Representative Mailing Address

City	State		Zip Code

Branch Number		REP/CRD Number

Email Address		Daytime Phone Number

Registered Representative Signature
Date

Broker-Dealer Signature			Date

Branch Manager Signature (If Required by Participating Broker-Dealer)
Date

RIAs complete this section:
☐	Check here if this is a discretionary account.	Client Account Number

RIA Firm Name

RIA Representative Name

RIA Representative Mailing Address

City	State	Zip Code

RIA Branch Number	RIA REP IARD Number

Email Address	Daytime Phone Number

RIA Representative Signature
Date

Manager Signature (If required by RIA firm)
Date

Clearing/Custodian Firm Signature (if required)
Date

11.	ELECTRONIC DELIVERY

Please initial box if you wish to elect this option	Email Address
The investor hereby requests all available printed materials associated with this account or securities held in this account, including but not limited to, annual and semiannual reports, prospectuses, supplements to the prospectus, proxies, investor statements and correspondence be made available and delivered electronically. The internet address (URL) where the materials are available will be contained within an announcement sent to investor’s address when such materials are available. Materials referenced within the e-mail announcement may be viewed electronically or printed. Costs associated with accessing the internet may be incurred and certain software may need to be downloaded in order to view the materials delivered electronically and that timely access to the materials may not be available in the event of a system failure or network outage. By initialing above, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify the Company that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that the Company send a paper copy of a particular stockholder communication to me. The Company has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication.

12.	SIGNATURES
Please read and separately initial each of the representations below in order to complete the application for purchasing and owning shares of the Company. If you have more questions about this offering or if you would like additional copies of the Prospectus, please visit the Company’s website at www.JLLIPT.com. RIAs can also contact their wholesale representative of the Dealer Manager. In the case of trust accounts, you may not grant any person a power of attorney to make the representations on your behalf.
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. What this means for you is that when you open an account, we will ask for your name, address, social security number, date of birth and other information that will allow us to identify you. This will assist us in ensuring that your information is secure.
PLEASE NOTE: Items (a) - (c) and (e) - (f) must be initialed. Only initial items (d) and (g) - (z) if they apply to you.
I, the investor (or in the case of fiduciary accounts, the person authorized to sign on such subscriber’s behalf), hereby represent and warrant to the Company as follows:

		Investor/ Owner	Co-Investor/ Joint-Owner
(a)	I (we) have received a copy of the final Prospectus (the Prospectus and all supplements and amendments thereto that were filed with the Securities and Exchange Commission) for Jones Lang LaSalle Income Property Trust, Inc. at least five business days before my (our) purchase can be accepted.

(b)	I (we) acknowledge that the Company files a supplement to its Prospectus following the end of each month disclosing daily pricing information for the preceding month, which I (we) can access through the Company’s website at www.JLLIPT.com, the SEC’s website at www.sec.gov or from my (our) investment advisor(s). I (we) also acknowledge that following each business day, I (we) can access the Company’s daily pricing information for that day from any of these sources as well as through the Company’s toll-free automated telephone line at 855-652-0277. I (we) have received the Company’s NAV per share from one or more of these sources before completing this purchase.

(c)	I (we) have (i) a minimum net worth of at least $250,000, or (ii) a minimum net worth of at least $100,000 and a minimum annual gross income of at least $70,000, and, if applicable, I (we) meet the higher suitability requirements imposed by my (our) state(s) of primary residence as set forth in the Prospectus under “Suitability Standards.” I (we) acknowledge that these suitability requirements can be met by myself (us) or the fiduciary acting on my (our) behalf. For these purposes, except as otherwise provided in specific state suitability standards herein, “net worth” is calculated excluding the value of my (our) home(s), home furnishings and automobiles.

(d)	Accredited Investors: I (we) confirm that I am (we are) an accredited investor, as defined in Regulation D of the Securities Act of 1933, as amended.

(e)	I (we) acknowledge that shares of the Company are not liquid, that there is no public market for the shares and that the Company may be unable to repurchase my (our) shares at any particular time.

(f)	I am (we are) purchasing the shares for my (our) own account(s) or on behalf of a trust or other eligible entity. If I am (we are) purchasing shares on behalf of a trust or other eligible entity, I (we) have due authority to sign this agreement and to legally bind the trust or other eligible entity to the terms and conditions for purchasing shares of the Company.

(g)
Alabama residents only: In addition to the general suitability standards, if I (we) reside in Alabama, I (we) must have a liquid net worth of at least 10 times my (our) investment in the Company and its affiliates.

(h)
Idaho residents only: In addition to the general suitability standards, if I (we) reside in Idaho, my (our) investment in the Company shall not exceed 10% of my (our) liquid net worth. “Liquid net worth” shall include only cash plus cash equivalents. “Cash equivalents” includes assets which may be convertible to cash within one year.

(i)
Iowa residents only: In addition to the minimum income and net worth standards above, if I (we) reside in Iowa, I (we) may not invest more than 10% of my (our) liquid net worth in shares of the Company’s common stock and other similar programs, including direct participation programs, with “liquid net worth” being defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing concentration limit.

(j)
Kansas residents only: In addition to the general suitability standards, if I (we) reside in Kansas, I (we) acknowledge that it is recommended by the Office of the Securities Commissioner that I (we) limit my (our) aggregate investment in the securities of the Company and other non-traded real estate investment trusts to not more than 10% of my (our) liquid net worth. For these purposes, “liquid net worth” shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

(k)
Kentucky residents only: In addition to the general suitability standards, if I (we) reside in Kentucky, I (we) may not invest more than 10% of my (our) liquid net worth in the Company or its affiliates. “Liquid net worth” is defined as net worth comprised of cash, cash equivalents, and readily marketable securities.

(l)
Maine residents only: In addition to the general suitability standards, if I (we) reside in Maine, I (we) acknowledge that the Maine Office of Securities recommends that my (our) aggregate investment in this offering and similar direct participation investments not exceed 10% of my (our) liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

(m)
Massachusetts residents only: In addition to the general suitability standards, if I (we) reside in Massachusetts, I (we) may not invest, in the aggregate, more than 10% of my (our) liquid net worth in the Company and other direct participation programs.

(n)	Missouri residents only: In addition to the general suitability standards, if I (we) reside in Missouri, I (we) may not invest more than 10% of my (our) liquid net worth in the Company.

(o)
Nebraska residents only: In addition to the general suitability standards, if I (we) reside in Nebraska, I (we) may not invest more than 10% of my (our) liquid net worth in the Company and other similar programs, including direct participation programs, with “liquid net worth” being defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration limit.

(p)
New Jersey residents only: If I (we) reside in New Jersey, I (we) must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my (our) investment in the Company, its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my (our) liquid net worth.

(q)
New Mexico residents only: In addition to the general suitability standards, if I (we) reside in New Mexico, I (we) may not invest, and the Company may not accept, more than ten percent (10%) of my (our) liquid net worth in shares of the Company, its affiliates, and in other non-traded real estate investment trusts. “Liquid net worth” is defined as that portion of net worth which consists of cash, cash equivalents, and readily marketable securities.

(r)
North Carolina residents only: In addition to the general suitability standards, if I (we) reside in North Carolina, I (we) may not invest more than 10% of my (our) liquid net worth in shares of the Company’s common stock and other similar programs, including direct participation programs, with “liquid net worth” being defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration limit.

(s)
North Dakota residents only: In addition to the general suitability standards, if I (we) reside in North Dakota, I (we) represent that I (we) have a net worth of at least 10 times my (our) investment in the Company.

(t)
Ohio residents only: In addition to the general suitability standards, if I (we) reside in Ohio, it shall be unsuitable for my (our) aggregate investment in the Company’s shares, shares of its affiliates, and shares in other non-traded REITs to exceed ten percent (10%) of my (our) liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobile minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

(u)
Oregon residents only: In addition to the general suitability standards, if I (we) reside in Oregon, I (we) may not exceed 10% of my (our) liquid net worth in this offering and offerings of the Company’s affiliates. “Liquid net worth” being defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

(v)
Pennsylvania residents only: In addition to the general suitability standards, if I (we) reside in Pennsylvania, I (we) may not invest more than 10% of such investor’s net worth in the Company. “Net worth” for this purpose is exclusive of home, furnishings and automobiles.

(w)
Puerto Rico residents only: In addition to the general suitability standards, if I (we) reside in Puerto Rico, I (we) may not exceed 10% of my (our) liquid net worth in the Company, its affiliates and other non-traded REITs. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

(x)
Tennessee residents only: In addition to the general suitability standards, if I (we) reside in Tennessee, I (we) may not invest more than 10% of my (our) net worth in the Company. “Net worth” for this purpose is exclusive of an investor’s home, home furnishings and automobiles. Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration limit.

(y)
Vermont residents only: In addition to the suitability standards, if I (we) reside in Vermont and I am (we are) a non-accredited Vermont Investors, as defined in 17 C.F.R. § 230.501, I (we) may not purchase an amount in this offering that exceeds 10% of my (our) liquid net worth. For these purposes, “liquid net worth” is defined as an investors total assets (not including home, home furnishings, or automobiles) minus total liabilities. Accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, may invest freely in this offering.

(z)
Washington residents only: In addition to the general suitability standards, if I (we) reside in Washington, I (we) may not invest more than 10% of my (our) liquid net worth in shares of the Company’s common stock and other similar programs, including direct participation programs, with “liquid net worth” being defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration limit.

By signing this subscription agreement, I (we) agree to the terms and conditions for owning shares of the Company as outlined in this form, the Prospectus and any applicable supplements. I (we) certify that I (we) have received a copy of this prospectus and that I (we) meet the net worth and gross annual income requirements described above. The Company will assert these representations and warranties in any proceeding in which a stockholder or a regulatory authority attempts to hold the Company liable because stockholders did not receive copies of this prospectus or because the Company failed to adhere to each state’s suitability requirements. I (we) certify under penalties of perjury that I am (we are) not involved in any money laundering schemes and the source of any investment in the Company is not derived from any criminal activities.
I (we) further acknowledge that after an account is opened with the Company, I (we) will receive account statements, a confirmation of my purchase and other correspondence which I (we) must carefully review to ensure that instructions have been properly acted upon. If any discrepancies are noted, I (we) agree to notify the Company or the transfer agent in a timely manner. My (our) failure to notify one of the above entities on a timely basis will relieve such entities of any liability with respect to any discrepancy.
I (we) further acknowledge that this Subscription agreement may be executed manually or by electronic signature by me, my broker-dealer, or investment advisor except in states in which the use of such electronic signature has not been approved and provided that my (our) broker-dealer or investment advisor has adopted a process that complies with all applicable laws, rules and regulations. My (our) electronic signature on this Subscription Agreement, whether digital or encrypted, is intended to authenticate this Subscription Agreement and to have the same force and effect as a manual signature. Electronic signature means any electronic symbol or process associated with a record and adopted by me (us) with my (our) intent to sign such record.
I (we) certify that I am (we are) of legal age to sign this form. For joint accounts, all parties must sign.

Except in the case of a fiduciary account, I (we) understand that I (we) may not grant any person a power of attorney to make the above representations on my (our) behalf. Anyone signing on behalf of the investor pursuant to a power of attorney represents by their signature that they are acting as a fiduciary for the investor.
SUBSTITUTE W-9
The undersigned certifies, under penalties of perjury, (i) that the taxpayer identification number shown in this Subscription Agreement is true, correct and complete, (ii) that I am (we are) not subject to backup withholding either because I (we) have not been notified that I am (we are) subject to backup withholding as a result of a failure to report all interest or distributions or the Internal Revenue Service has notified me (us) that I am (we are) no longer subject to backup withholding and (iii) I am (we are) a U.S. citizen or other U.S. person.
NOTE: The Internal Revenue Service does not require your consent to any provision of this document other than the certification regarding backup withholding. Form W-9 instructions are available upon request.
NOTE: By signing this form, you are not waiving any rights that you may have under federal and state securities laws.

Name of Account Owner or Authorized Signatory

Signature of Account Owner/ Authorized Signatory
Date

Name of Co-Investor/ Joint Owner

Signature of Co-Investor/ Joint Owner
Date

Appendix B
July 24, 2020

Dear JLL Income Property Trust Stockholders,

It has been several painful months for our country

Amid the backdrop of the worst pandemic since 1918, record-breaking unemployment and severe economic disruption, we have witnessed with sadness, anger and shock the senseless killing of George Floyd. As acts of inhumanity against any person or group have a profound and lasting impact, we are faced with the recognition that his story and this pattern of events are not an unfamiliar one. The protests ignited in Minneapolis spread throughout our country, and then around the world, leading to civil unrest and property damage, in many instances devastating already underserved communities. America’s inequities have been exacerbated by the current healthcare crisis. The stark contrast across racial lines in health outcomes for those who contract COVID-19 is both staggering and heart-wrenching. Similarly, the surging unemployment statistics reveal dramatic disparities across both race and wage rates illuminating the reality that those who can least afford job losses are out of work in significantly greater numbers than those earning higher wages.

This letter is an update on the real estate fund that my team and I manage. It is also an opportunity to promote discourse not just about the impacts of the pandemic on real estate, but also about the recent social upheavals and how we as a society might make progress. We all desire a return to normalcy in terms of a virus-free world, though that blessing alone would not eliminate prejudice. For millions of those most profoundly impacted by discrimination – whether it be based upon race, gender, religion, sexual orientation, ethnicity or nationality – a return to normalcy is not progress. Recognizing my own privilege has afforded me numerous advantages, I seek, and ask others, to “do what is right, not what is easy”, and encourage open dialogue even at the risk of offense or disagreement.

Dr. Martin Luther King Jr. said, “History will have to record that the greatest tragedy of this period of social transition was not the strident clamor of the bad people, but the appalling silence of the good people.” Dr. King was speaking of the civil rights movement of the 1960’s where the vision was the dismantling of institutional racism – state-sanctioned discrimination that undermined the human rights of America’s minorities. While progress has been made through more than 50 years of reforms, along with legislation criminalizing overt discrimination in America, our efforts as a nation have fallen short of redressing the underlying bias against people of color. However, to reflect on Dr. King’s words, it’s certainly not as simple today that the bad people are stridently clamoring, and the good people are appallingly silent. This moment may be different because of the constellation of recent events. As people speak out in greater numbers, there is a growing sense of commonality that more progress is needed. I am hopeful that this is an inflection point, a watershed event like the 1960’s. Though I’m concerned that one of the tragedies of this period of social transition could be the breakdown of civil discourse.

A plea for civil discourse

When people perceive they are on the same side, antagonism recedes. When people from different groups are brought together, they interact with one another more positively. Civil discourse – the simple act of engaging in conversation intended to enhance understanding – can play an essential part of building the future that we want for our nation. This call for conversation is not intended to dampen the urgency that has arisen across America. As a firm, we have a culture of openness, respect and trust – a culture that thrives on honest dialogue, open discussion of differences and different points of view, across countries and continents, across language barriers and cultural differences for over 200 years. To protect that culture, even if uncomfortable, even if challenging or disagreeable, we must speak out against injustices and be willing to talk candidly in an environment of civil discourse about a better path forward.

An economic update and outlook

Since our last update letter in late-May, businesses shuttered due to COVID-19 are beginning to resume operations, although some on a restricted basis, and unemployment has begun to decline nationally as furloughed employees return to work. Green shoots can be seen in the broader economy and commercial real estate markets alike as various parts of the country reopen. The broader equity markets have recovered their significant losses and largely rebounded from their lows in March, and there are encouraging – yet still quite early – reports of advances in the search for a vaccine. While we remain optimistic about the broader economic outlook, there are still many unknowns as it pertains to the impact of the pandemic.

On a positive note, unprecedented monetary and fiscal stimulus, coupled with the temporary nature of business shutdowns, may dictate a stronger and quicker recovery as businesses reopen. Pent up demand, unprecedented savings and liquidity, along with the backdrop of commercial real estate’s strong positive fundamentals and muted levels of new construction all bode well for real estate’s long-term performance.

Our priorities are geared towards preserving and protecting principal and operating cash flows of our existing portfolio as well as continuing our 8-year track record of responsible, managed growth, always with the goal of maximizing investment performance for our stockholders. We have ample liquidity with over $280 million in cash and line of credit capacity, representing nearly 10% of our gross asset value. As real estate capital markets begin to reopen, we are eager to attract and invest new capital in what will no longer be the later stages of a “long in the tooth” cycle but now at the formative stages of the next cycle.

Our investment performance and valuations

Our conservative, core investment thesis, focused on well-located, institutional quality properties, combined with the application of low leverage, is designed to help preserve and protect investors’ capital during events such as these cycle-ending disruptions. The investment performance of our M-I share class through the first half of 2020 is as follows:

•Year-to-date total return is -2.9% through June 30, which is a combination of 2.3% income and -5.1% depreciation. Since inception (2012), we have delivered stockholders an annual total return of 6.6% which is a combination of 2.1% appreciation and 4.5% income. These returns are net of fees. Durable income, which we have grown at a 4.3% annualized rate over the last seven years, and modest appreciation are a cornerstone of JLL Income Property Trust’s investment thesis.

•Since COVID-19 was declared a pandemic in March, 100% of the portfolio has been valued at least once and 60% of our portfolio has been appraised twice by our third-party valuation advisor, all through the lens of the current pandemic. We believe our rigorous, transparent valuation process is one of the most independent in the NAV REIT marketplace.

•Management has purpose-built the portfolio to be a low-volatility strategy and exhibit low correlation to the public equity markets. Since inception, our stockholders have benefited from an annualized standard deviation of 1.9%. Year-to-date, the standard deviation for JLL Income Property Trust is 0.9%. As a comparison, the annualized standard deviation of the Vanguard Real Estate ETF (VNQ) over the life of the JLL Income Property Trust M-I share class is 16.5%, and 10.1% year-to-date – demonstrating both the diversification benefits and lower volatility of core, low leverage private real estate.

•Portfolio-level leverage is 38%. Given our experience managing core real estate through prior downturns, we reduced our leverage over the last three years recognizing the lateness of the economic cycle. Approximately 90% of our borrowings are fixed rate and we have minimal debt maturities through 2021.

•A number of our portfolio properties are in urban areas of America’s largest cities. As an update, these properties experienced no material damage as a result of the ongoing protests. We will continue to monitor protests and have added additional security as needed, as our tenants’ safety is of paramount concern.

It is important to note that all valuation changes have been centered around near-term cash flow adjustments that may or may not be realized depending upon the length and depth of the current COVID-19 induced recessionary period. Additionally, our portfolio has no investments within some of the most severely impacted sectors such as listed REITs and CMBS along with hotels, senior housing, nursing homes, regional malls, tourism- and airport-oriented retail and co-working offices.

To highlight the results of our third-party, independent valuations, we’ll first summarize Q2 aggregate valuation results, followed by changes to our NAV per share and then property sector valuation impacts:

•Q2 valuation changes across our approximate $3 billion portfolio totaled $45 million reflecting an aggregate 1.5% decline in gross value across all property types. For the second quarter, declines in property valuations resulted in a NAV decline equating to $0.20 per share, an approximate 1.7% decline in net asset value. On June 25th our shares went ex-dividend and declined by our normal

•$0.135 quarterly dividend declaration. The combination of the valuation adjustments and the Q2 dividend accrual resulted in our M-I share class declining by $0.34 per share or 2.8% for the second quarter.

•Nearly 50% of the aggregate valuation declines for Q2 ($22 of the $45 million) were due to write downs in the appraisals of our 15-property apartment portfolio resulting from increases in credit loss reserves, increased future vacancy, and reduced future market rental growth rates all due to anticipated COVID-19 impacts.

•$15 million or 33% of the aggregate valuation declines for Q2 were due to write downs in the appraisals of our 20-property grocery-anchored retail portfolio resulting from increased credit loss reserves, reduced market rental growth rates, elimination of year one percentage rent revenues and slower projected lease up of vacancies all due to anticipated COVID-19 impacts.

•The balance of the Q2 valuation declines were due to minimal appraisal adjustments across our industrial and office portfolios reflecting similar changes in appraisals as noted above.

Since February 29, just prior to COVID-19 being declared a global pandemic, every property in our 78-property portfolio has been independently reappraised once and 60% of those properties have now been reappraised twice by our independent valuation advisor, the results of which are summarized for Q1 and Q2 combined, along with changes to our NAV per share and property sector valuation impacts:

•Combined Q1 and Q2 valuation changes across our approximate $3 billion portfolio totaled $86 million reflecting an aggregate 2.8% decline in gross value across all property types. Through June 30, declines in property valuations resulted in a NAV decline equating to $0.40 per share, an approximate 2.9% decline in net asset value. On March 26th and June 25th our shares went ex-dividend and declined by our normal $0.135 quarterly dividend declaration, or $0.27 for both quarters. The combination of the valuation adjustments and the two quarterly dividend accruals resulted in our M-I share class declining by $0.67 per share or 5.4% for the first two quarters.

•Approximately 46% of the aggregate valuation declines for 1H2020 ($40 of the $86 million) were due to write downs in the appraisals of our 20-property grocery-anchored retail portfolio resulting from increased credit loss reserves, reduced market rental growth rates, elimination of year one percentage rent revenues and slower projected lease-up of vacancies all due to anticipated COVID-19 impacts.

•$26 million or 31% of the aggregate valuation declines for 1H2020 were due to write downs in the appraisals of our 15-property apartment portfolio resulting from increases in credit loss reserves, increased future vacancy, and reduced future market rental growth rates all due to anticipated COVID-19 impacts.

•$10 million or 12% of the aggregate valuation declines for 1H2020 were due to write downs in the appraisals of our two smallest portfolio allocations which include one student-oriented apartment community and two parking garages which combined represent less than 2% of our overall portfolio. These valuation adjustments were recognized in late March.

•The balance of the 1H2020 valuation declines were due to minimal appraisal adjustments across our industrial and office portfolios reflecting similar changes in appraisals as noted above.

While it is impossible to predict the magnitude or direction of future valuation movements, we are confident that the valuation changes recorded year-to-date place the fund in a more conservative position going forward. We also have great confidence in the rigorous analysis and market intelligence utilized by our independent valuation advisor to determine these values.

Our rent collections and occupancy

Rent collections continue to be strong with a total portfolio collection rate of 90% in May and 89% in June which is only slightly down from 92% in April. With April being the first full month that many stores were unable to open for business due to government mandates, a slight decrease was anticipated. Our grocery-anchored shopping center segment has been impacted the most in terms of value and collections. However, we remain confident that grocery-anchored shopping centers, featuring dominant area grocers located in affluent trade areas, will make a full recovery over time.

Details on collection rates are reflected below:

i.Apartments, our best performing sector and 33% of portfolio value
•97% of rents collected in June, 96% in May, 97% in April
ii.Industrial, 25% of portfolio value
•92% of rents collected in June, 94% in May, 96% in April
iii.Office, another high performing sector and 15% of portfolio value
•97% of rents collected in June, 97% in May, 99% in April
iv.Grocery-anchored retail, 26% of portfolio value
•73% rents collected in June, 73% in May, 76% in April

Occupancy has remained quite strong throughout 2020 with the portfolio currently leased at 95%. With a weighted average lease term of almost six years, coupled with our occupancy, strong collections, and minimal near-term debt maturities, we feel confident in our liquidity position and our operating cash flows – all of which go into striving to provide an attractive yield for our investors. Our higher occupancy significantly reduces our re-leasing risks as most property markets are predicted to have lower growth rates for rents and increased downtime for existing vacancies as a result of COVID-19. Our active asset management approach is focused on renewals to maintain or improve both occupancy and weighted average lease term while searching for opportunities to unlock additional value.

Outreach to our communities

Throughout the pandemic, we have focused our asset management efforts on supporting communities and local businesses operating within or near our portfolio properties, whether they be our tenants or neighbors. Within our grocery-anchored retail portfolio, while our grocers and pharmacies are thriving, many of our smaller service-oriented tenants were forced to close. As a long-term and committed owner of these high-quality properties, we are working tirelessly to support hundreds of America’s small businesses as they reopen.

One example of our community outreach efforts that we are proud to highlight is our recently announced collaboration with the American Red Cross to host blood drives at properties within our portfolio.

Traditional blood donation activities, often conducted at schools, churches and community centers have been drastically reduced or suspended due to the pandemic, while the need for blood and plasma donations has dramatically increased. Given our national footprint of properties, we can provide hosting sites at our shopping centers, office buildings and apartment communities where customers, tenants and residents can safely and conveniently donate blood. This represents the first time a national commercial real estate owner has teamed up with the American Red Cross to provide use of space across multiple properties for blood drives to advance its lifesaving mission at scale.

A few concluding thoughts

As we all struggle through the challenges brought on by this pandemic and the recession it has triggered, we are confident that we will emerge stronger and more resilient. Armed with a conservative, lower leverage balance sheet, ample liquidity, and an extraordinary team of seasoned professionals, battle tested from working together during the Global Financial Crisis, we are confident in our strategy and have the conviction to remain steadfast during these unprecedented and challenging times. Working together, we will also strive to uphold the great values and exceptional culture of our firm, seizing this opportunity to encourage dialogue and accelerate progress on diversity and inclusion, not just within our ranks but also within the communities in which we invest.

We thank you for your continued trust and partnership. Stay healthy and safe.

Sincerely,

C. Allan Swaringen
President & CEO
JLL Income Property Trust